Free Writing Prospectus

Filed Pursuant to Rule 433

Reg. Statement No. 333-190038

Pricing Term Sheet

Issuer:	Barclays Bank PLC

Expected Issue Ratings[1]:	A2 (Moody’s) / A (S&P) / A (Fitch)

Status:	Senior / Unsecured / Unsubordinated

Legal Format:	SEC registered

Principal Amount:	USD 2,000,000,000

Trade Date:	February 12, 2014

Settlement Date:	February 20, 2014 (T+5)

Maturity Date:	February 20, 2019

Coupon:	2.500%

Interest Payment Dates:	Semi-annually in arrear on February 20 and August 20 in each year, commencing on August 20, 2014 and ending on the Maturity Date

Coupon Calculation:	30/360, following, unadjusted

Business Days:	New York, London

U.K. Bail-in Power Acknowedgement:	Yes (see section entitled “Description of Senior Notes—Agreement with Respect to the Exercise of U.K. Bail-in Power” in the Preliminary Prospectus Supplement dated February 12, 2014 (the “Preliminary Prospectus Supplement”))

Benchmark Treasury:	T 1 ½ 01/31/19

Spread to Benchmark:	+93bps

Reoffer Yield:	2.501%

Issue Price:	99.995%

Underwriting Discount:	0.325%

Net Proceeds:	USD 1,993,400,000

Sole Bookrunner:	Barclays Capital Inc.

Co-managers:

BB&T Capital Markets, BMO Capital Markets Corp., Scotia Capital (USA) Inc., Capital One Securities, Inc., CIBC World Markets Corp., HSBC Securities (USA) Inc., Morgan Stanley & Co. International plc, nabSecurities, LLC, SMBC Nikko Capital Markets Limited, Standard Chartered Bank, TD Securities (USA), U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC.

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” section beginning on page S-8 of the Preliminary Prospectus Supplement

Denominations:	USD 200,000 and integral multiples of USD 1,000 in excess thereof

[1]	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

ISIN/CUSIP:	US06739FHT12 / 06739F HT1

Settlement:	DTC; Book-entry; Transferable

Documentation:	To be documented under the Issuer’s shelf registration statement on Form F-3 (No. 333-190038) and to be issued pursuant to the Senior Debt Indenture dated September 16, 2004 between the Issuer and The Bank of New York Mellon, as trustee (the “Indenture”)

Listing:	Not listed

Governing Law:	New York law

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.